Exhibit 10.1

EXHIBIT A

PERFORMANCE-BASED VESTING

Subject to Sections 4 and 5 of this Grant Agreement, the RSUs shall vest and become nonforfeitable in the Applicable Percentage of the Maximum Number of RSUs. The Applicable Percentage shall range from 0-100% and shall be determined based on the Company's actual Three-Year Aggregate EPS for the Performance Period, plus the Company's Percentile ROAA Ranking for the Performance Period, with the portion of the Applicable Percentage related to each performance measure as set forth in the charts below:

Percentile ROAA Ranking	Applicable Percentage
Maximum: 90th or higher	50%
Target: 75th – 89th	20%
Minimum: 51st – 74th	8%
50th or below	0%
Plus

Three-Year Aggregate EPS	Applicable Percentage
Maximum: $8.22 or more	50%
Target: $7.99-$8.21	20%
Minimum: $7.50-$7.98	8%
Below $7.50	0%

For example, if at the end of the Performance Period the Committee determined that the Company ranked above the 90th percentile to peers in ROAA, and had Three-Year Aggregate EPS of $9.00, the Applicable Percentage would be 100% and the Maximum Number of RSUs would be converted to and paid in shares of Common Stock.  The performance of the Company during the Performance Period shall be measured against the base EPS for the fiscal year immediately prior to the start of the Performance Period.

Any RSUs that do not vest based on the performance requirements set forth in this Exhibit A (and which have not previously terminated pursuant to the terms of the Grant Agreement) will automatically terminate as of the last day of the Performance Period.

For purposes of the Award, the following definitions shall apply:

●
"EPS" means the diluted earnings per share of the Company as determined for financial reporting purposes consistent with Financial Accounting Standard 128 (now ASC 260), excluding any acquisition costs and restructuring adjustments made to EPS as a result of a business combination that occurs during the Performance Period in accordance with Financial Accounting Standard 141 (revised; now ASC 805).

●	"Three-Year Aggregate EPS" means the total of the Company's EPS in each of the years in the Performance Period.

●
"Percentile Ranking" means the percentile ranking of the simple average of the Company's Return on Average Assets (ROAA) for the years in the Performance Period, as compared to the simple average ROAA of all public banks with between $1.5 billion and $3 billion in total assets, as measured and published by SNL Financial.

●	"Performance Period" means the period commencing on the January 1 immediately prior to the Grant Date and ending three years thereafter.